Exhibit 99.2

Pivotal Investment Corp. III Announces Closing of $276,000,000 Initial Public Offering

February 11, 2021 NEW YORK—(BUSINESS WIRE)—Pivotal Investment Corp. III (the “Company”) announced today that it closed its initial public offering of 27,600,000 units, including the full 3,600,000 units subject to the underwriters’ over-allotment option, at $10.00 per unit, generating total gross proceeds of $276,000,000. The units are listed on the New York Stock Exchange (“NYSE”) and began trading on Tuesday, February 9, 2021, under the ticker symbol “PICC.U”. Each unit consists of one share of the Company’s Class A common stock and one-fifth of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, shares of the Class A common stock and redeemable warrants are expected to be listed on the NYSE under the symbols “PICC” and “PICC WS,” respectively.

Pivotal Investment Corp. III is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination target in any industry or geographic location, it intends to focus its search on companies in North America in industries ripe for disruption from continuously evolving digital technology and the resulting shift in distribution patterns and consumer purchase behavior. The Company is led by Kevin Griffin, Chief Executive Officer and President, and Jonathan Ledecky, Chairman of the Board. Mr. Griffin is also the Chief Executive Officer and Chief Investment Officer of MGG Investment Group, LP, a private investment firm.

Citigroup Global Markets Inc. and Cantor Fitzgerald & Co. acted as the joint book running managers for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: 1-800-831-9146.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission (“SEC”) and became effective on February 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170